EXHIBIT 99.1

Educational Development Corporation Announces Results for First Quarter Fiscal Year 2015

TULSA, Okla., July 15, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal first quarter ended May 31, 2014.

For the first quarter of fiscal 2015, EDC announced net revenues of $7,178,300, a 20% increase compared to $5,990,500 for the same period last year and net earnings of $239,700 compared to $66,600. Earnings per share were $0.06 compared to $0.02 the previous year on a fully diluted basis.

The Company made the decision in January 2012 to eliminate sales to large internet sellers and most wholesale accounts in an effort to support its base of retail outlets and its home business division, Usborne Books & More. This decision eliminated $2,000,000 in sales which was approximately 20% of the net revenues for the publishing division, EDC Publishing. This decision, which was met with skepticism and some ridicule in the industry, has proven very successful as EDC Publishing finished fiscal year February 28, 2014 with a record year of net revenues and the first quarter ending May 31, 2014 with a 17% increase in net revenues. This was the result of overwhelming support from our retail customer base.

Usborne Books & More has also significantly benefited from this decision. This division has now recorded 13 consecutive months of revenue growth after nine years of decline. Net revenues for the last four months, February, March, April and May have shown 20% plus gains year over year and the trend has continued in June with a 23% net revenue gain. Reflective of this net revenue gain, the number of sales associates joining our organization January-June has increased by 2,500 which is 24% over the same period last year.

The Company operates with minimal debt, however, we have begun to build inventory for the anticipated surge in sales during the Fall selling season. The Company has not recorded a losing quarter in 27 years and fully expects to maintain its historical dividend.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended May 31,
	2014	2013

NET REVENUES	$ 7,178,300	$ 5,990,500
EARNINGS BEFORE INCOME TAXES	387,600	104,800
INCOME TAXES	147,900	38,200
NET EARNINGS	$ 239,700	$ 66,600

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$ 0.06	$ 0.02
Diluted	$ 0.06	$ 0.02

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	3,986,561	3,967,517
Diluted	3,968,561	3,967,517

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522